Exhibit 10.72

Name: Eric Sherbet

*	Date of offer: January 23, 2018
*	Your start date: March 1, 2018
*	Position Title / Level: EVP & General Counsel
*	Department: US20300076 Legal
*	Location: Parsippany, NJ
*	Manager / Title: Ari Bousbib
*	FT / PT Status: Full Time
*	Base Salary: $490,000 (annualized). Pay is semi-monthly
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Annual Incentive Target: 75% of your base salary. Your manager will communicate performance parameters at a later date. Incentive payout is not guaranteed and is prorated based on start date and time worked. Your start date must occur on or before September 30 to be eligible to participate in an incentive plan for the year.

*	Time off during calendar year of 2018

Vacation Days: Discretionary Time-off

Company Holidays: 10 days

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Relocation Allowance: You will granted a one-time relocation allowance of $25,000 to be paid in a lump sum as soon as practicable after actual start date, and in accordance with the terms below. In return for IQVIA providing you with this relocation allowance, you agree that the relocation allowance shall be in the form of an advance to you, and will constitute a debt payable to IQVIA. Twelve (12) months from the pay date of this relocation allowance, IOVIA will forgive the entire relocation amount unless you have voluntarily left the employ of IQVIA prior to the end of that twelve-month period. In the event you voluntarily leave the employment of IQVIA prior to the end of that twelve-month period, then you agree to repay to IQVIA the entire relocation allowance. Repayment of the relocation amount will be made within (10) business days from the date on which you cease to be an employee of IQVIA. You agree that IQVIA may deduct from your final paycheck any amount(s) due and owing to IQVIA for the relocation allowance.

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Relocation Package: Additionally, IQVIA will provide you a Relocation Package, if you relocate to the Parsippany, NJ area within 3 years of actual original start date. In return for IQVIA providing you with Relocation Package, you agree that the amounts received directly by you, or paid to others on your behalf in connection with the Relocation Package shall be in the form of an advance to you and will constitute a debt payable to IQVIA. Twelve (12) months from the final pay date of any amount under this Relocation Package, IQVIA will forgive the entire Relocation Package amount paid unless you have voluntarily left the employ of IQVIA prior to the end of that twelve-month period. In the event you voluntarily leave the employment of IQVIA prior to the end of that twelve-month period, then you agree to repay to IQVIA the entire Relocation Package amount. Repayment of the Relocation Package amount will be made within (10) business days from the date on which you cease to be an employee of IQVIA. You agree that IQVIA may deduct from your final paycheck any amount(s) due and owing to IQVIA for the Relocation Package amount.

Nothing contained in this offer letter is intended to supersede, or otherwise interfere with, policies of IQVIA in effect at the time this Agreement is signed.

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Long-Term Incentive: As a part of your new hire offer, you will be nominated for a long-term incentive award with a nominal value of $550,000 at a meeting of the Leadership Development and Compensation Committee (the “Committee”) of the Board of Directors of IQVIA Holdings Inc. Awards approved by the Committee will be subject to the various terms and conditions of the IQVIA Holdings Inc. 2017 Incentive and Stock Award Plan (the “Plan”) and your grant agreement, including provisions regarding vesting (based on time and Company performance), exercise and forfeiture.

The Company’s Long Term Incentive Plan provides eligible participants with the opportunity to receive equity awards consisting of a combination of Performance Shares,” which are earned based on Company performance, and “Stock Appreciation Rights” (SARs), which vest based on continued service with the Company.

Performance Shares are performance-based restricted stock units that are earned based on the Company’s financial results over a three-year period. Performance Shares are payable in IQVIA shares at the end of a three-year period, with a maximum payout of 200 percent of target. You must remain employed by the Company through the end of the performance period in order to receive payment from any earned Performance Shares.

SARs are issued with a grant price equal to the Fair Market Value, or closing price, of IQVIA stock as of the date of grant and vest one-third per annum beginning on the first anniversary of the date of grant. SARs expire ten years from grant. If you leave our employment for any reason other than death or disability you will forfeit any SARs that are unvested. You will have 90 days to exercise vested SARs.

You will be eligible to participate in future annual Long Term Incentive Plan cycles based on the Company’s discretion. All grants are subject to the discretion of the Committee and the rules of the Plan.

Your long-term incentive award is contingent upon proper execution of a Confidentiality and Restrictive Covenant Agreement (CRCA) and Work Product Assignment Agreement (WPAA) relating to the protection of IQVIA intellectual property, including confidentiality, ownership, noncompetition and non-solicitation. A copy of the CRCA and WPAA is attached for your review

This offer of employment with IQVIA™ is contingent upon (a) receipt of acceptable references and credential qualifications; (b) having no existing restrictions which would prohibit you from accepting this offer or, by working for IQVIA, would infringe the rights of others; (c) your signing and returning the attached Confidentiality & Policy Agreement as well as the Third Party Confidential Information Notice; and (d) receipt of proof of your eligibility to work in the United States as required by the Immigration Reform and Control Act of 1986. You will need to bring certain documents on your first day of employment (by law, no later than three business days from your start date). Please refer to the enclosed list of acceptable documents for Employment Eligibility Verification.

This offer letter shall not be construed as constituting a contract for employment, or otherwise set forth a length of employment. You are an employee at-will, which means that either you or IQVIA may end the employment relationship without cause or notice.

I accept the terms of this offer as stated and will start on:

/s/ Eric Sherbet	March 1, 2018
Sign to accept	State date

Approved:

/s/ Trudy Stein

Name: Trudy Stein